EXHIBIT 99.1
NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investors Relations (800) 400-6407 investor.relations@primeasset.com

Income Opportunity Realty Investors, Inc. Reports Quarterly Results

DALLAS (August 14, 2006) - Income Opportunity Realty Investors, Inc. (AMEX: IOT), a Dallas-based real estate investment company, today reported net income of $659,000 or $0.16 per share for the six months ended June 30, 2006, compared to $833,000 and $0.20 per share for the same period in 2005.

Key items for the six months ended June 30, 2006, compared to the same period in 2005 included:

•
Rental income for the three and six months ended June 30, 2006 were $1.9 million and $3.6 million as compared to $1.6 million and $3.1 million in the corresponding periods in 2005. The increase is primarily due to rental increases and the purchase of Falcon Point Apartments in Indianapolis, Indiana.

•	Property operating expenses for the three and six months ended June 30, 2006 were $1.0 million and $1.8 million as compared to $825,000 and $1.6 million for the corresponding periods in 2005.

•
Interest income for the three and six months ended June 30, 2006 was $844,000 and $2.0 million compared to $984,000 and $2.0 million for the corresponding periods in 2005. Increases were due to interest earned from additional notes receivable obtained from affiliates of IORI. These increases were offset by the cancellation of certain notes.

•
Interest expense for the three and six months ended June 30, 2006 was $1.1 million and $2.1 million compared to $562,000 and $1.5 million for the corresponding periods in 2005. The increase was primarily due to the additional debt incurred by IORI during 2005 and 2006 due to refinancings and the acquisition of Falcon Point apartments. The increase was also due to increased interest rates for IORI’s variable interest rate debt.

•
Depreciation expense for the three and six months ended June 30, 2006 was $190,000 and $360,000 compared to $173,000 and $350,000 for the corresponding periods in 2005. The increase was due principally to the acquisition of Falcon Point.

•
Advisory fees to affiliate for the three and six months ended June 30, 2006 were $243,000 and $417,000 compared to $170,000 and $337,000 for the corresponding periods in 2005. The increase was due primarily to a net increase in gross assets which is the basis of the advisory fee and a fee for refinancing certain mortgage obligations.

•
The net income fee to affiliates for the three and six months ended June 30, 2006 was $5,000 and $55,000 as compared to $55,000 and $67,000 in the corresponding periods in 2005. The net income fee is based on 7½% of IORI’s net income.

•	General and administrative expenses for the three and six months ended June 30, 2006 were $132,000 and $282,000 as compared to $199,000 and $341,000 in the corresponding periods in 2005.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of real estate properties located in Texas, including office buildings, apartments, and undeveloped land. For more information, go to IORI’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)

Assets
Real estate held for investment	$62,992	$35,083
Less—accumulated depreciation	(4,670)	(4,311)
	58,322	30,772

Related party receivable (including accrued interest of $2,444 and $2,391 in 2006 and 2005, respectively)	26,941	63,230
Investment in real estate partnerships	628	547
Cash and cash equivalents	766	201
Due from affiliates	308	1,853
Other assets	3,438	2,738
	$90,403	$99,341

Liabilities and Stockholders’ Equity

Liabilities:
Notes payable (including accrued interest of $176 and $228 for 2006 and 2005, respectively)	$42,854	$52,817
Due to affiliates	542	—
Other liabilities	1,126	1,344
	44,522	54,161

Commitments and contingencies

Minority interest	555	513

Stockholders’ equity:
Common Stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding 4,168,035 shares at June 30, 2006 and December 31, 2005	42	42
Additional paid-in capital	61,955	61,955
Accumulated deficit	(16,671)	(17,330)
	45,326	44,667
	$90,403	$99,341

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars per thousand, except share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005		2005

Property Revenue
Rents and other property revenues	$1,923	$1,613	$3,620	$3,142

Operating expenses
Property operations	1,032	825	1,836	1,646
Depreciation	190	173	360	350
General and administrative	132	199	282	341
Advisory fees	243	170	417	337
Total operating expenses	1,597	1,367	2,895	2,674

Operating income	326	246	725	468

Other income (expense):
Interest income	844	984	1,998	1,958
Mortgage and loan interest	(1,152)	(562)	(2,048)	(1,498)
Net income fee	(5)	(55)	(55)	(67)
Total other income (expense)	(313)	367	(105)	393

Income before equity in earnings of investees and minority interest	13	613	620	861

Equity in earnings (loss) of investees	81	(19)	81	(28)

Minority interest	(29)		(42)

Net income	$65	$594	$659	$833

Earnings per share:
Net earnings from continuing operations	$0.02	$0.14	$0.16	$0.20

Weighted average common shares used in computing earnings per share	4,168,035	4,168,035	4,168,035	4,168,035

Earnings per share reflect a 3-for-1 forward split of the stock in the form of a 200% stock dividend declared in May 2005.